                                                                 EXHIBIT 10.8

CHEMGENICS PHARMACEUTICALS INC. HAS OMITTED FROM THIS PART OF EXHIBIT 10.8 PORTIONS OF THE AGREEMENT FOR WHICH CHEMGENICS PHARMACEUTICALS INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "[ ]" AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        COLLABORATIVE RESEARCH AGREEMENT


This COLLABORATIVE RESEARCH AGREEMENT is entered into as of January 1, 1995 by and between PFIZER INC ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates, and MYCO PHARMACEUTICALS INC. ("Myco") a Delaware corporation, having an office at 1 Kendall Square, Building 300, Boston, Massachusetts 02139.

WHEREAS, Myco has expertise in drug discovery [
                                                                       ]; and

WHEREAS, Pfizer has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for
clinical analysis, manufacturing and marketing with respect to [              ]
in animals and humans;

NOW, THEREFORE, the parties agree as follows:

 1. Definitions

Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

         1.1 "Affiliate" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Myco; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Myco or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Myco.

         1.2 "Annual Commitment" means the maximum amount to be paid to Myco by Pfizer to fund the Research Program for any Commitment Year.

         1.3 "Annual Research Plan" means the written plan describing the research and budgets in the Area to be carried out during each Commitment Year by Pfizer and Myco pursuant to this Agreement. Each Annual Research Plan will be attached to and made a part of this Agreement as Exhibit A.

         1.4 "Research Program" is the collaborative research program in the Area conducted by Pfizer and Myco pursuant to the Annual Research Plans in effect during the Contract Period.

         1.5 "Effective Date" is January 1, 1995.

         1.6 "Contract Period" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

         1.7 "Commitment Year" means a twelve-month period commencing on each anniversary of the Effective Date.

         1.8 "Area" means research or development with respect to drugs [
                                                                              ].

         1.9 "Profile of Activity" means each of those profiles in the Area set forth in detail in Exhibits B1, B2 and B3.

         1.10 "Animal Health" means the treatment of [
      ].

         1.11 "Technology" means and includes all materials, technology, technical information, know-how, expertise and trade secrets within the Area.

         1.12 "Myco Non-Program Technology" means Technology that is or was:

                  (a) developed by employees of or consultants to Myco alone or jointly with third parties prior to the Effective Date or since that date in the course of activities not described in an Annual Research Plan; or

                  (b) acquired, under terms which permit the sublicensing thereof, by purchase, license, assignment or other means from third parties by Myco prior to the Effective Date or since that date that would not be otherwise part of Myco Program Technology.

         For the avoidance of doubt, it is agreed that Myco's fungi collections and other Myco drug sources, whether developed prior to or after the Effective Date, shall be Myco Non-Program Technology.

         1.13 "Myco Program Technology" means Technology that is or was developed by employees of or consultants to Myco during the Contract Period in the course of activities described in a then applicable Annual Research Plan.

         1.14 "Joint Technology" means Technology that is or was:

                  (a) developed by employees of or consultants to Pfizer and Myco jointly with each other during the Contract Period in the course of activities described in an Annual Research Plan; or

                  (b) acquired, under terms which permit the sublicensing thereof, by purchase, license, assignment or other means from third parties by Myco or Pfizer during the Contract Period pursuant to an Annual Research Plan for inclusion in the Research Program.

         1.15 "Pfizer Non-Program Technology" means Technology that is or was:

                  (a) developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date or since that date in the course of activities not described in an Annual Research Plan; or

                  (b) acquired by purchase, license, assignment or to other means from third parties by Pfizer prior to the Effective Date or since that date that would not be otherwise part of Pfizer Program Technology.

         For the avoidance of doubt, it is agreed that Pfizer's fungi collections and other Pfizer drug sources, whether developed prior to or after the Effective Date, shall be Pfizer Non-Program Technology.

         1.16 "Pfizer Program Technology" means Technology that is or was developed by employees of or consultants to Pfizer during the Contract Period in the course of activities described in a then applicable Annual Research Plan.

         1.17 "Myco Confidential Information" means all information about any element of the Myco or Joint Technology which is disclosed by Myco to Pfizer and designated "Confidential" in writing by Myco at the time of disclosure to Pfizer to the extent that such information as of the date of disclosure to Pfizer is not (i) demonstrably known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by Myco; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Myco.

         1.18 "Pfizer Confidential Information" means all information about any element of Pfizer or Joint Technology which is disclosed by Pfizer to Myco and designated "Confidential" in writing by Pfizer at the time of disclosure to Myco to the extent that such information as of the date of disclosure to Myco is not
(i) demonstrably known to Myco other than by virtue of a prior confidential disclosure to Myco by Pfizer or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Myco; or
(iii) obtained from a third party free from any obligation of confidentiality to Pfizer.

         1.19 "Patent Rights" shall mean the issued patents and pending patent applications, whether domestic or foreign, claiming all inventions deemed patentable within Pfizer Program

Technology, Myco Program Technology, Myco Non-Program Technology and Joint Technology, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

         1.20 "Product" means [                    ] the manufacture, use or
sale of which in the absence of a license (i) would infringe a claim of an issued patent within Patent Rights, (ii) would be covered by a claim of a pending patent application within Patent Rights, or (iii) the discovery, development, manufacture, use or sale of which employs or employed Myco Program Technology, Myco Non-Program Technology or Joint Technology but which is not within clauses (i) or (ii) of this Section 1.20, but which is within the claims of a patent or patent application owned or controlled by Pfizer.

         1.20 "Cost/person year" means [            ].

2.       Collaborative Research Program

         2.1.1 Purpose Myco and Pfizer shall conduct the Research Program throughout the Contract Period. The objective of the Research Program is to discover and develop Products.

         2.1.2 Annual Research Plan. The Annual Research Plan for the first Commitment Year is described in the attached Exhibit A. For each Commitment year after the first, the Annual Research Plan shall be prepared by the Research Committee for submission to and approval by Pfizer and Myco no later than [_____ ___________________] days before the end of the prior Commitment Year. Each new Annual Research Plan for each succeeding Commitment Year shall be appended to Exhibit A and made part of this Agreement.

         2.1.3 Screening. Both parties may conduct screening, as further described in Exhibit A, at their own sites with respect to both natural products and compound files; provided, however, Myco's screening activities shall be consistent with its ability to perform its assigned tasks under the then applicable Annual Research Plan.

         2.1.4 Exclusivity.

                  2.1.4(i) Area. Exhibit C sets forth a list of all research sponsored by Myco at other institutions and all research at Myco being sponsored by other institutions. Except as set forth in Exhibit C, Myco agrees that during the Contract Period, neither Myco nor any of its Affiliates shall engage in any research sponsored by any third party in the Area without Pfizer's consent. If
Myco develops or obtains rights to any prospective [          ] or candidate
Product for human use during the Contract Period outside of its activities in the Research Program, or if Myco has rights or acquires rights from any third party during the Contract Period to any prospective Antifungal Drug outside of the Research Program, including any sponsored research noted in Exhibit C, then such prospective Antifungal Drug shall be subject to the option set forth in
Article II of the License Agreement on the same basis as any prospective Antifungal Drug developed in the Research Program.

                  2.1.4(ii) Animal Health. If Myco decides to seek a partner for the discovery and development of Animal Health drugs, it will notify Pfizer of that decision before notifying any third party. Pfizer shall have [
  ] to determine whether to enter negotiations of any Animal Health research
collaboration with Myco. If the [          ] period expires without notice from
Pfizer or if, during the [          ] period Pfizer notifies Myco that Pfizer
will not begin such negotiation, Myco is free to enter an Animal Health research collaboration with any third party without further obligation to Pfizer; provided, however, Pfizer Program Technology, whenever acquired, shall remain subject to the confidentiality provisions of this agreement and shall not be divulged to any third party Animal Health collaborator. If, on the other hand,
Pfizer agrees during the [          ] period to attempt to negotiate an Animal
Health research collaboration agreement with Myco, the parties shall negotiate
in good faith for a period of [                                          ] to
conclude such agreement. If the parties fail to
reach agreement during such [                    ] period, the negotiations
shall terminate, at the request of either party, and neither party shall have any further obligation to the other with respect to Animal Health. If the
parties reach agreement, they shall each have an additional [       ] days to
obtain the approval of their respective managements. If either party fails to obtain such approval, the agreement reached shall be null and void without further action of either party and neither party shall have any further obligation to the other with respect to Animal Health. If negotiations fail or either party fails to obtain management approval, Pfizer Program Technology shall be treated in the manner set forth above as if Pfizer had declined to negotiate.

         2.2 Research Committee

                  2.2.1 Purpose. Pfizer and Myco shall establish a Research Committee (the "Research Committee");

                  (a) to review and evaluate progress under each Annual Research Plan;

                  (b) to prepare the Annual Research Plan for each Commitment Year; and

                  (c) to coordinate and monitor publication of research results obtained from and the exchange of information and materials that relate to the Research Program. (This function shall survive the termination of this Agreement.)

         2.2 Membership. Pfizer and Myco each shall appoint, in its sole discretion, three members to the Research Committee.

Substitutes may be appointed at any time.

                  The members initially shall be:

                  Pfizer Appointees:  [                                        ]
                                      [                                        ]
                                      [                                        ]
                  Myco Appointees:    [                                        ]
                                      [                                        ]
                                      [                                        ]

         2.2.3 Chair. The Research Committee shall be chaired by two co-chairpersons, one appointed by Pfizer and the other appointed by Myco.

         2.2.4 Meetings. The Research Committee shall meet at least quarterly, at places and on dates selected by each party in turn. Representatives of Pfizer or Myco or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

         2.2.5 Minutes. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research Committee members within five (5) business days after each meeting. The party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

         2.2.6 Decisions. All technical decisions of the Research Committee shall be made by majority of the members.

         2.2.7 Expenses. Pfizer and Myco shall each bear all expenses of their respective members related to their participation on the Research Committee.

         2.3 Reports and Materials.

                  2.3.1 Reports. During the Contract Period, Pfizer and Myco each shall furnish to the Research Committee summary written reports within [
            ] after the end of each three month period commencing on the Effective Date, describing its progress under the Annual Research Plan.

         2.3.2 Materials. Myco and Pfizer shall, during the Contract Period, as a matter of course as described in the Annual Research Plan, or upon each other's written or oral request, furnish to each other samples of biochemical, biological or synthetic chemical materials which are part of Pfizer Non-Program Technology, Pfizer Program Technology, Myco Program Technology, Myco Non-Program Technology or Joint Technology and which are necessary for each party to carry out its responsibilities under the Annual Research Plan. To the extent that the quantities of materials requested by either party exceed the quantities set forth in the Annual Research Plan, the requesting party shall reimburse the other party for the reasonable costs of such materials if they are furnished.

         2.4 Laboratory Facilities and Personnel. Myco and Pfizer shall each provide suitable laboratory facilities, equipment and personnel for the work to be done respectively by Myco and Pfizer in carrying out the Research Program.

         2.5 Diligent Efforts Pfizer and Myco each shall use reasonably diligent efforts to achieve the objectives of the Research Program. Myco will use reasonably diligent efforts to achieve the assigned tasks listed in each Annual Research Plan and Pfizer will use reasonably diligent efforts to assist Myco in each Annual Research Plan in the pursuit of Myco's assigned tasks, to pursue Pfizer's assigned tasks listed in each Annual Research Plan and to establish a development plan for the Products.

3. Funding the Research Program.

         3.1 The Annual Commitment for each Commitment Year is as follows:

             COMMITMENT YEAR                       ANNUAL COMMITMENT

[                                                                              ]
[                                                                              ]
[                                                                              ]
[                                                                              ]

         3.2 Payments by Pfizer to cover Myco's research costs (the "Funding Payments") shall not exceed the Annual Commitment in any Commitment Year. The amount of Funding Payments for each quarter shall be the number of person months expended in the Research Program in the quarter multiplied by one-twelfth of the Cost/person year for the applicable Commitment Year.

                  3.2.1 All Funding Payments shall be made quarterly in advance for research and development activities scheduled to be performed by Myco during any three (3) month quarterly period, against Myco's invoice for such three (3) month quarterly period. Adjustments as necessary to reflect the person months by employee actually expended by Myco shall be made within ninety (90) days of the end of each three (3) month quarterly period and shall be reflected in Myco's next invoice.

                  3.2.2 Each Funding Payment shall be paid by Pfizer in U.S. currency by check or by other mutually materially acceptable means on the first day of the quarter or thirty (30) days after receipt of invoice, whichever is later.

                  3.2.3 Myco shall keep for three (3) years from the conclusion of each Commitment Year complete and accurate records of its expenditures of effort and use of personnel on the Research Program. The records shall conform to good accounting principles as applied to a similar company situated. Pfizer shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to Myco to inspect said records to verify the accuracy of such expenditures of effort, pursuant to each Annual Research Plan. Upon reasonable notice by Pfizer, Myco shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the expenditures of effort. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures of effort, and all information learned in the course of any audit or inspection, shall be deemed to be Myco Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures of effort before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such expenditures, and Myco shall have no obligation to maintain any records pertaining to such report or statement beyond such three- year period. The results of such inspection, if any, shall be binding on the parties.

4. Treatment of Confidential Information

         4.1 Confidentiality

                  4.1.1 Pfizer and Myco each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of the License Option, License and Royalty Agreement between the parties of even date with this Agreement (the "License Agreement"), the obligations set forth in Section 4.3 and the publication rights set forth in Section 4.2, Pfizer and Myco each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Myco Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor Myco or any of their respective Affiliates shall use such Confidential Information of the other party except as expressly permitted in this Agreement or the License Agreement.

         4.1.2 Pfizer and Myco each agree that any disclosure of the other's Confidential Information to any officer, employee, consultant or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Myco each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party, except as expressly permitted by this Agreement or the License Agreement. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

         4.1.3 Myco and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Pfizer Program Technology, Pfizer Non-Program Technology, Myco Program Technology or Myco Non-Program Technology or Joint Technology and Pfizer Confidential Information and Myco Confidential Information are bound by agreement to maintain such information in confidence.

         4.2 Publication. Notwithstanding any matter set forth with particularity in this Agreement to the contrary, results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by Myco's and Pfizer's managements, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both Pfizer's and Myco's managements written
approval or disapproval shall be provided within [          ] days for a
manuscript, within [          ] days for an abstract for presentation at, or
inclusion in the proceedings of a scientific meeting, and within [          ]
days for a transcript of an oral presentation to be given at a scientific meeting.

         4.3 Publicity. Except as required by law, neither party may disclose the terms of this Agreement nor the research described in it without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, the parties, upon the execution of this Agreement, will agree to a news release for publication in general circulation periodicals. The parties may disclose the existence of this Agreement without the consent of the other and, once a particular item has been generally disclosed, may further disclose such item without the consent of the other.

         4.4 Disclosure of Inventions. Each party shall promptly inform the other about all inventions in the Area that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other.

         4.5 Restrictions on Transferring Materials. Pfizer and Myco recognize that the biological, synthetic chemical and biochemical materials which are part of Pfizer Non-Program Technology, Pfizer Program Technology, Myco Program Technology, Myco Non-Program Technology or Joint Technology, (collectively, the "Materials") represent valuable commercial assets. Therefore, throughout the Contract Period and the Option Period under the License Agreement and for [ ] years thereafter, Myco and Pfizer agree not to transfer such materials which are part of Joint Technology or the other party's Technology to any third party, unless prior written consent for any such transfer is obtained from the other party, except as expressly permitted in this Agreement or the License Agreement. Furthermore, throughout the Contract Period and the Option Period under the License Agreement Myco agrees not to transfer such materials which are part of the Myco Non-Program Technology or Myco Program Technology to any third party for use in the Area.

         5. Intellectual Property Rights. The following provisions relate to rights in the intellectual property developed by Myco or Pfizer, or both, during the course of carrying out the Research Program.

         5.1 Ownership. (i) All Myco Confidential Information and Myco Program Technology and Myco Non-Program Technology shall be owned by Myco. All Pfizer Confidential Information and Pfizer

Program Technology and Pfizer Non-Program Technology shall be owned by Pfizer. All Joint Technology shall be owned jointly by Myco and Pfizer. All Patent Rights shall be assigned to and owned by Myco, Pfizer or jointly by both of them in accordance with their inventorship.

                  (ii) [









                                                                       ]

                  (iii) Notwithstanding anything herein or in the License Agreement to the contrary, Myco shall have the unrestricted right to use and
license its [              ] and other drug sources and its screening technology
for any purpose outside the Area.

         5.2 Grants of Research Licenses. Myco and Pfizer each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, (i) to make and use Confidential Information, Technology and Patent Rights for all research purposes under the Research Program and (ii) [






                                                                     ]

         5.3 Rights outside the Area and Animal Health. Subject to any agreement between the parties for Animal Health entered into pursuant to Section 2.1.4(ii), Myco shall have the exclusive right to use and license Myco Non-Program Technology and Myco

Program Technology (and all related Materials and Confidential Information) outside the Area.

         5.4 Joint Technology outside the Area.  [






                                               ]

         6.1 Filing, Prosecution and Maintenance by Myco. With respect to Patent Rights claiming Myco Program Technology and Myco Non-Program Technology ("Myco Patent Rights"), Myco shall have the exclusive right and obligation:

                  (a) to file applications for letters patent on any invention deemed patentable included in Myco Program Technology and Myco Non-Program Technology; provided, however, that Myco shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Myco file such applications; and, further provided, that Myco, at its option and expense, may file in countries where Pfizer does not request that Myco file such applications;

                  (b) to take reasonable steps to prosecute all pending and new patent applications included within Myco Patent Rights;

                  (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

                  (d) to maintain in force any letters patent included in Myco Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular county in which such letters patent were granted; and

                  (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Myco Patent Rights.

         Myco shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Myco Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

                  6.1.1 Copies of Documents. Myco shall provide to Pfizer copies of all patent applications that are part of Myco Patent Rights prior to filing, for the purpose of obtaining substantive comment of Pfizer patent counsel. For the same purpose Myco shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner for such review and shall provide to Pfizer every six (6) months a report detailing their status.

                  6.1.2 Reimbursement of Costs for Filing Prosecuting and Maintaining Patent Rights. Within thirty (30) days of receipt of invoices from Myco, Pfizer shall reimburse Myco for all the costs of filing, prosecuting, responding to opposition and the like and maintaining patent applications and patents (including without limitation costs incurred by Myco with respect to Patent Rights licensed to Myco by third parties) in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to Funding Payments. However, Pfizer may, upon sixty (60) days notice, request that Myco discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Myco for the costs of filing, prosecuting, responding to opposition and the like or maintaining such patent application or patent in any country. Myco shall pay all costs in those countries in which Pfizer does not request that Myco file, prosecute or maintain patent applications and patents, but in which Myco, at its option, elects to do so.

                  6.1.3 Pfizer shall have the right to file on behalf of and as an agent for Myco all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts for Myco or Joint Patent Rights described in this Section 6.1 licensed to Pfizer. Myco agrees to sign, at Pfizer's expense, such further documents and take such further actions as may be requested by Pfizer in this regard. If Pfizer determines not to apply for any such extension, Pfizer shall so notify Myco at least ninety (90) days prior to the deadline for such application, and Myco may do so and Pfizer shall cooperate fully with Myco and provide all necessary information within Pfizer's control to Myco for use therein.

         6.2 Filing, Prosecution and Maintenance by Pfizer. With respect to Patent Rights claiming Pfizer Technology ("Pfizer Patent Rights") and Patent Rights claiming Joint Technology ("Joint Patent Rights"), Pfizer shall have those rights and duties ascribed to Myco in Section 6.1.

         6.3 Neither party may disclaim Patent Rights without the consent of the other.

7. Acquisition of Rights from Third Parties. During the Contract Period, Myco and Pfizer shall each promptly notify each other of any and all acquisitions from third parties of technology or patents which may be useful in the Research Program. Such acquired rights shall become part of the

Confidential Information, Technology or Patent Rights, whichever is appropriate, of the acquiring party or Joint Technology, as the case may be.

8. Other Agreements, Condition Precedent.

         8.1 Concurrently with the execution of this Agreement, Myco and Pfizer shall enter into the License Agreement appended to and made part of this Agreement as Exhibit ____ and the Stock Purchase Agreement appended to and made a part of this Agreement as Exhibit ____. This Agreement, the Stock Purchase Agreement and the License Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understandings between the parties with respect to same.

9. Term, Termination and Disengagement.

         9.1 Term. Unless sooner terminated or extended, this Agreement shall expire on December 31, 1998.

         9.2 Events of Termination. The following events shall constitute events of termination ("Events of Termination"):

                  (a) any written representation or warranty by Myco or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

                  (b) Myco or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

         9.3 Termination.

                  9.3.1 Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

                  9.3.2 If Pfizer terminates this Agreement pursuant to Section 9.3.1, the License Agreement shall continue according to its terms. If Myco terminates this Agreement pursuant to Section 9.3.1, the License Agreement shall terminate immediately.

         9.4 Termination by Pfizer. After this Agreement has been in effect for
a period of [               ] months, during the next ensuring [              ],
Pfizer may by notice terminate this Agreement, with or without cause. If Pfizer terminates this Agreement pursuant to this Section, it will make a termination
payment within [          ] days equal to the Funding Payments which would
otherwise have been due for the [               ] period from [
             ] and will retain all rights and duties set forth in the License Agreement. If Pfizer does not elect to terminate this Agreement during the [
      ] period described in this Section, the Agreement will continue according to its terms until its termination date.

         9.5 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.2.

         9.6 Termination of this Agreement for any reason shall be without prejudice to:

                  (a)      the rights and obligations of the parties provided in
                           Section 4 and 12;

                  (b)      Myco's right to receive all payments accrued under
                           Section 3; or

                  (c) any other remedies which either party may otherwise have.

10. Representations and Warranties. Myco and Pfizer each represents and warrants as follows:

         10.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware and the State of Delaware, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         10.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination or award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         10.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

         10.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

         10.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

11. Covenants of Myco and Pfizer Other Than Reporting Requirements. Throughout the Contract Period, Myco and Pfizer each shall

         11.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary in order to carry out the Research Program.

         11.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

12. Indemnification.

         12.1 Indemnification of Myco by Pfizer. Pfizer shall indemnify, defend and hold harmless Myco and its directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Myco Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Myco Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from the material breach, negligence or willful misconduct on the part of Myco), arising out of the production, manufacture, promotion, sale or use by any person of any Product or Antifungal Drug which is manufactured or sold by Pfizer or by an Affiliate, sublicensee, distributor or agent of Pfizer.

         12.2 Indemnification of Pfizer by Myco. Myco shall indemnify, defend and hold harmless Pfizer and its directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Pfizer Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Pfizer Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation claims of suppliers and Myco employees (except in cases where such claims, suits, actions, demands or judgments result from the material breach, negligence or willful misconduct on the part of Pfizer), arising out of the activities of Myco in the performance of the Research Program.

         12.3 The foregoing indemnification shall not apply if an Indemnitee fails to give the indemnitor prompt notice of any claim it receives and such failure materially prejudices the indemnitor with respect to any claim or action to which a party's obligation pursuant to this Section applies. The indemnifying party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable. 13. Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:

         If to Pfizer:                  To Pfizer at its address as set forth at
                                        the beginning of this Agreement.
                                        Attention: President, Central Research
                                        with copy to: Office of the General
                                        Counsel.

         If to Myco:                    Myco at its address as set forth at the
                                        beginning of this Agreement. Attention:
                                        President

Notices shall be deemed given as of the date received.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. Miscellaneous.

         15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         15.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

         15.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

         15.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         15.5 No Third Party Beneficiaries. Except as set forth in Section 12 hereof, no third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties as agents for the other or as partners with each other or any third party.

         15.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

         15.7 Force Majeure. Neither Pfizer nor Myco shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Myco.

         15.8 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable; it is the intention of the parties that the remainder of the Agreement shall not be affected. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                        PFIZER INC.

                                        By: ____________________
                                        Title: _________________
                                        Date:  _________________

                                        MYCO PHARMACEUTICALS INC.

                                        By: ____________________
                                        Title: _________________
                                        Date:  _________________


cc:      Pfizer Inc, Legal Division, Groton, CT  06340